SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
                Suspension of Duty to File Reports Under Sections
                 13 and 15(d) of the Securities Exchange Act of
                                      1934

                         Commission File Number: 1-6590

                            COX COMMUNICATIONS, INC.
              COX COMMUNICATIONS, INC. EMPLOYEE STOCK PURCHASE PLAN
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             (Exact name of registrant as specified in its charter)

                              1400 Lake Hearn Drive
                             Atlanta, Georgia 30319
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   (Address, including zip code, of registrant's principal executive offices)

              Participation Interests in the Above-referenced Plan
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            (Title of each class of securities covered by this Form)

                      Class A Common Stock, $1.00 par value
               (Title of all other classes of securities for which
                  a duty to file reports under Section 13(a) or
                                 15(d) remains)

                 Please place an X in the boxes to designate the
                   appropriate rule provisions relied upon to
                            terminate or suspend the
                              duty to file reports:

            Rule 12g-4(a)(1)(i)  (X)    Rule 12h-3(b)(1)(ii) ( )
            Rule 12g-4(a)(1)(ii) ( )    Rule 12h-3(b)(2)(i)  ( )
            Rule 12g-4(a)(2)(i)  ( )    Rule 12h-3(b)(2)(ii) ( )
            Rule 12g-4(a)(2)(ii) ( )    Rule 15d-6           ( )
            Rule 12h-3(b)(1)(i)  (X)

                Appropriate number of holders of record as of the
                         certification of notice date:
                                      NONE




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         Pursuant to the  requirements of the Securities Exchange Act of 1934,
COX COMMUNICATIONS, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: March 26, 1998                  By: /s/ Andrew A. Merdek
      ---------------                     ---------------------
                                         Name:  Andrew A. Merdek
                                         Title: Corporate Secretary




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